Exhibit 23.2

Consent Of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-109505, 333-5474, 333-6934, 333-08606, 333-08604, 333-10220, 333-08608, and 333-87024) of Open Text Corporation, of our report dated August 13, 2002, except for note B, as to which the date is June 13, 2003, with respect to the consolidated financial statements of IXOS Software AG for the year ended on June 30, 2002 included in the Current Report on Form 8-K/A of Open Text Corporation.

Munich, Germany

April 30, 2004

Ernst & Young

Revisions- und Treuhandgesellschaft mbH

Wirtschaftsprüfungsgesellschaft

Steuerberatungsgesellschaft (1)

/s/ Klein	/s/ Koch
Wirtschaftsprüfer	Wirtschaftsprüfer

(1)	formerly Arthur Andersen Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft mbH